Exhibit 10.8

December 13, 2017

Sami Shihabi

Dear Mr. Sami Shihabi,

Progenity, Inc. (the “Company”) is pleased to confirm the following employment offer as Senior Vice President of Marketing and Portfolio Strategy starting January 15, 2018 (the “Employment Start Date”). This offer is subject to the terms and conditions set forth in this offer letter. This offer will remain open until Friday, December 15th, 2017.

Employment

You agree to serve as Senior Vice President of Marketing and Portfolio Strategy and shall have the duties and responsibilities commensurate with such position reporting directly to Harry Stylli, Executive Chairman. The annual base salary for this position is $350,000 on a full-time basis. Progenity will provide you with a $100,000 sign-on bonus to be paid on the pay date following your start date.

90 Day Probationary Period

The first 90 days of your employment will be under a probationary period. During this period, both the company and you will determine whether you can perform the requirements of the job you have been assigned to.

Benefits

Beginning the first of the month following your start date, the Company will provide you with the usual health insurance benefits it generally provides to other employees. Except for any waiting period that may be applicable, you will have immediate right to participate in and receive benefit from life, accident, disability, medical, bonus, and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. These plans may vary, from time to time, be amended, or terminated

PTO

Your PTO time shall be.in accord with the Company’s PTO policy that allows all full-time employees to accrue three weeks’ PTO per benefit year.

Bonus

You are eligible for the annual bonus program with a maximum annual bonus of 40%. Bonuses are calculated annually when the calendar year ends and are awarded in the first quarter of the following year. These bonuses are prorated based on your start date. You would be eligible for your first bonus during the first quarter of 2019. The bonus incentive is based on several items including company performance, individual goals, and a subjective portion. The bonus program is operated at the sole discretion of the Company and is subject to review, modification, or revocation at any time.

Stock Grant

You will be granted an option to purchase 225,000 shares of common stock. Such option and exercise shall be subject to the terms of the Company’s most current Equity Incentive Plan and standard agreement. Twenty-five percent of the option shall become vested on the first anniversary of your Employment Start Date and the balance of the shares shall vest in 36 consecutive successive equal monthly installments thereafter, provided that you are providing Continuous Service during the period commencing on the Grant Date and through each applicable vesting date.

Stock Grant

You will be granted an option to purchase 225,000 shares of common stock. Such option and exercise shall be subject to the terms of the Company’s most current Equity Incentive Plan and standard agreement. Twenty-five percent of the option shall become vested on the first anniversary of your Employment Start Date and the balance of the shares shall vest in 36 consecutive successive equal monthly installments thereafter, provided that you are providing Continuous Service during the period commencing on the Grant Date and through each applicable vesting date.

Other Activities

Except under prior approval of your direct supervisor, you shall not during the period of your employment engage, directly or indirectly, in any business activity that is or may be competitive with, or might you be in competing position to that of the Company.

Employee Confidentiality and Proprietary Rights Assignment Agreement

Enclosed for your review and signature is an “Employee Confidentiality and Proprietary Rights Assignment Agreement.” In making this offer, the Company understands that you are not under any obligation to any former employer or person, firm or Company which would prevent, limit, impair or in any way affect the performance by you of your duties as an Employee of the Company. You also represent that as an employee of the Company you will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by you in confidence prior to your employment by the Company. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.

You have not entered into and you agree not to enter in to any agreement, either written or oral, in conflict with your employment at the Company. You further agree to conform to the rules and regulations of the Company.

It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. The “at will” nature of the employment between you and the Company cannot be changed or modified other than in writing by the President.

This offer is contingent upon successful completion of a background investigation, which may include civil, and criminal court records, education, credentials, identity, social security number, previous employment and driving records.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Sincerely,

/s/ Harry Stylli

Harry Stylli

Chief Executive Officer, Executive Chairman

Progenity, Inc.

Agreed:	/s/ Sami Shihabi	12/14/17
	Signature	Date

Sami Shihabi
Printed Name